EXHIBIT 99.1

GENERAL FINANCE CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL YEAR 2020

PASADENA, CA – May 5, 2020 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the “Company”), today announced its consolidated financial results for the third quarter and nine months (“YTD”) ended March 31, 2020.

Third Quarter 2020 Highlights
  Leasing revenues, excluding the oil and gas sector and foreign currency exchange rates, increased by 6% over the third quarter of fiscal year 2019.
  Total leasing revenues were $57.8 million, compared to $59.6 million for the third quarter of fiscal year 2019.
  Leasing revenues comprised 66% of total non-manufacturing revenues, compared to 70% for the third quarter of fiscal year 2019.
  Total revenues were $90.0 million, compared to $86.2 million for the third quarter of fiscal year 2019.
  Adjusted EBITDA was $23.6 million, compared to $24.1 million for the third quarter of fiscal year 2019.
  Adjusted EBITDA margin was 26%, compared to 28% in the third quarter of fiscal year 2019.
  Net loss attributable to common shareholders was $9.5 million, or $0.32 per diluted share, compared to a net loss attributable to common shareholders of $1.3 million, or $0.04 per diluted share, for the third quarter of fiscal year 2019. Included in these results were non-cash charges of $11.3 million and $1.1 million in fiscal years 2020 and 2019, respectively, for changes in the valuation of stand-alone bifurcated derivatives.
  Average fleet unit utilization was 75%, compared to 80% in the third quarter of fiscal year 2019.
  Entered one new market with a greenfield location in North America.
  Completed one acquisition in North America.

YTD 2020 Highlights
  Leasing revenues, excluding the oil and gas sector and foreign currency exchange rates, increased by approximately 10% over the first nine months of fiscal year 2019.
  Total leasing revenues were $177.5 million, compared to $181.4 million for the first nine months of fiscal year 2019.
  Leasing revenues comprised 67% of total non-manufacturing revenues, compared to 66% for the first nine months of fiscal year 2019.
  Total revenues were $272.0 million, compared to $282.0 million for the first nine months of fiscal year 2019.
  Adjusted EBITDA was $75.2 million, compared to $80.8 million for the first nine months of fiscal year 2019.
  Adjusted EBITDA margin was 28%, compared to 29% for the first nine months of fiscal year 2018.
  Net income attributable to common shareholders was $5.0 million, or $0.16 per diluted share, compared to a net loss attributable to common shareholders of $15.5 million, or $0.53 per diluted share, for the first nine months of fiscal year 2019. Included in these results were non-cash charges of $6.4 million and $22.8 million in fiscal years 2020 and 2019, respectively, for changes in the valuation of stand-alone bifurcated derivatives.
  Average fleet unit utilization was 77%, compared to 82% in the first nine months of fiscal year 2019.
  Entered four new markets, opening two greenfield locations in North America and two in the Asia-Pacific region.
  Completed one acquisition in North America.

Management Commentary

“Our core North American leasing operations again delivered improved quarterly performance,” said Jody Miller, President and Chief Executive Officer. “Pac-Van, with increases virtually across every sector, generated an 8% year-over-year increase in leasing revenues. However, continued softness in our liquid containment business at Lone Star, which recorded lower results for the quarter due to reduced oil and gas activity in Texas, more than offset this core increase. At Royal Wolf, leasing and sales revenues for the third quarter were higher year-over-year in local currency, but its translation into U.S. dollars was adversely impacted by a declining Australian dollar.”

“The novel COVID-19 virus pandemic has created unprecedented challenges in our country and the world, including significantly disrupting the oil and gas sector,” added Mr. Miller. “The physical health and safety of our employees and customers are our foremost concern.  We are an essential business and have implemented a business continuity plan across our venues and our locations remain open, operating under flexible work practices, such as work-from-home options, working in shifts, placing greater distances between employees and conducting meetings over the telephone or online.”

Mr. Miller concluded, “Our hearts and support go to everyone impacted by this crisis, and we are committed to helping our employees and customers get through these extremely challenging times. While we are unable to predict what the ultimate severity or duration of the economic fall-out caused by the pandemic will have on our business, our experienced management team has weathered challenging times in the past and believe we will prevail through this crisis.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “The COVID-19 pandemic did not have a significant impact on our business during the first nine months of FY 2020.  Once again, despite modestly lower adjusted EBITDA in our third quarter compared to the prior year, our cash from operating activities improved and we enhanced our financing flexibility, including maintaining our net leverage ratio at below four times.  However, we are closely monitoring the COVID-19 situation, including implementing restrictions on investing and spending, and laying the groundwork for other cost-cutting measures.”

Third Quarter 2020 Operating Summary

North America
Revenues from our North American leasing operations for the third quarter of fiscal year 2020 totaled $57.1 million, compared with $57.2 million for the third quarter of fiscal year 2019, a decrease of less than 1%. Leasing revenues decreased by 2% on a year-over-year basis. The decrease in leasing revenues was primarily in the oil and gas sector, substantially all attributable to Lone Star, while being significantly offset by increases across the board in all other sectors, particularly construction. Sales revenues increased by approximately 6%, primarily in the industrial, commercial, mining and education sectors, partially offset by a decrease in the construction sector. Adjusted EBITDA was $16.7 million for the third quarter of fiscal year 2020, as compared with $17.3 million for the prior year’s quarter, a decrease of approximately 3%. Adjusted EBITDA from Pac-Van increased by 11% to $13.5 million, from $12.2 million in the third quarter of fiscal year 2019, and adjusted EBITDA from Lone Star decreased by 37% to $3.2 million, from $5.1 million in the year-ago quarter.

North American manufacturing revenues for the third quarter of fiscal year 2020 totaled $3.5 million and included intercompany sales of $1.0 million from products sold to our North American leasing operations.  This compares to $2.7 million of total sales, including intercompany sales of $1.3 million during the third quarter of fiscal year 2019. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $493,000 in the third quarter of fiscal year 2020, compared with adjusted EBITDA of $17,000 for the year-ago quarter.

Asia-Pacific
Revenues from the Asia-Pacific region for the third quarter of fiscal year 2020 totaled $30.4 million, compared with $27.6 million for the third quarter of fiscal year 2019, an increase of 10%. On a local currency basis, total revenues increased by 19%. The increase in local dollars was driven primarily by increased revenues in the transportation, utilities and government sectors, and was somewhat offset by decreases in the education sector. The transportation sector included two large sales totaling A$9.2 million in the third quarter of 2020. Leasing revenues decreased by 5% on a year-over-year basis, but increased by 2% on a local currency basis, driven primarily by increases across most sectors, but particularly in the consumer, government and moving and storage sectors, and was partially offset by a decrease in the education sector. Adjusted EBITDA for the third quarter of 2020 was $7.7 million, as compared to $8.1 million for the year-ago quarter, a decrease of approximately 5%. On a local currency basis, adjusted EBITDA increased by approximately 4%.

Balance Sheet and Liquidity Overview

At March 31, 2020, the Company had total debt of $378.3 million and cash and cash equivalents of $11.7 million, compared with $411.1 million and $10.4 million at June 30, 2019, respectively. At March 31, 2020, our North American leasing operations had $97.2 million available to borrow under its senior credit facility, and our Asia-Pacific leasing operations had, including cash at the bank, $21.5 million (A$35.0 million), available to borrow under its senior credit facility.

During the first nine months of fiscal year 2020, the Company generated cash from operating activities of $53.1 million, as compared to $28.0 million for the comparable year-ago period. For the first nine months of fiscal year 2020, the Company invested a net $21.1 million ($20.7 million in North America and $0.4 million in the Asia-Pacific) in the lease fleet, as compared to $33.0 million in net fleet investment ($24.2 million in North America and $8.8 million in the Asia-Pacific) in the first nine months of fiscal year 2019.

Receivables were $47.0 million at March 31, 2020, as compared to $56.2 million at June 30, 2019. Days sales outstanding in receivables at March 31, 2020, for our Asia-Pacific and North American leasing operations were 33 and 45 days, as compared to 34 and 46 days, respectively, as of June 30, 2019.

Outlook

On our second quarter earnings conference call, we stated that consolidated revenues for fiscal year 2020 were expected to be in the range of $365 million to $375 million and that consolidated adjusted EBITDA was expected to be in the range of minus 2% to minus 8% in fiscal year 2020 from fiscal year 2019.  While we are closely monitoring the situation, the impact of the COVID-19 pandemic is fluid, continues to evolve and, therefore, we cannot reasonably predict at this time the extent to which our results of operations, liquidity and financial condition will ultimately be impacted beyond fiscal year 2020.  However, based on our year-to-date results and our view of the impact of lower oil prices and COVID-19 on our business in the fourth quarter, we now expect that consolidated revenues for fiscal year 2020 will be in the range of $347 million to $355 million and that the consolidated adjusted EBITDA decrease will be in the range of minus 12% to minus 14% in fiscal year 2020 from fiscal year 2019.

Conference Call Details
Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) to discuss the Company's operating results. The conference call number for U.S. participants is (866) 901-5096, and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 8761398. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.
A replay of the conference call may be accessed through May 19, 2020 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 8761398.
After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, increases in interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian resources industry or the U.S. oil and gas and construction industries, the disruption of operations from catastrophic or extraordinary events, including viral pandemics such as the COVID-19 coronavirus, or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in our forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by these cautionary statements. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor Contact

Larry Clark
Financial Profiles, Inc.
310-622-8223

-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended March 31,		Nine Months Ended March 31,
	2019	2020	2019	2020

Revenues
Sales:
Lease inventories and fleet	$25,204	$29,702	$92,653	$88,234
Manufactured units	1,432	2,524	7,941	6,280
	26,636	32,226	100,594	94,514
Leasing	59,573	57,744	181,400	177,462
	86,209	89,970	281,994	271,976

Costs and expenses
Cost of sales:
Lease inventories and fleet (exclusive of the items shown separately below)	18,100	21,444	68,210	63,260
Manufactured units	1,231	1,977	6,600	5,441
Direct costs of leasing operations	22,923	22,968	68,851	68,587
Selling and general expenses	20,647	20,695	60,310	61,833
Depreciation and amortization	10,897	8,613	31,952	26,633

Operating income	12,411	14,273	46,071	46,222

Interest income	27	153	108	519
Interest expense	(10,207)	(5,981)	(27,700)	(20,235)
Change in valuation of bifurcated derivatives in Convertible Note	(1,131)	(11,259)	(22,829)	(6,365)
Foreign exchange and other	(3)	(2,096)	(3,296)	(2,405)
	(11,314)	(19,183)	(53,717)	(28,486)

Income (loss) before provision for income taxes	1,097	(4,910)	(7,646)	17,736

Provision for income taxes	1,429	3,715	5,056	9,969

Net income (loss)	(332)	(8,625)	(12,702)	7,767

Preferred stock dividends	(922)	(922)	(2,766)	(2,766)
Net income (loss) attributable to common stockholders	$(1,254)	$(9,547)	$(15,468)	$5,001

Net income (loss) per common share:
Basic	$(0.04)	$(0.32)	$(0.53)	$0.17
Diluted	(0.04)	(0.32)	(0.53)	0.16

Weighted average shares outstanding:
Basic	29,975,295	30,294,868	29,084,947	30,250,904
Diluted	29,975,295	30,294,868	29,084,947	31,452,877

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2019	March 31, 2020
Assets
Cash and cash equivalents	$10,359	$11,743
Trade and other receivables, net	56,204	47,003
Inventories	29,077	25,509
Prepaid expenses and other	9,823	10,953
Property, plant and equipment, net	22,895	24,501
Lease fleet, net	456,822	449,726
Operating lease assets	—	63,759
Goodwill	111,323	108,592
Other intangible assets, net	21,809	19,666
Total assets	$718,312	$761,452

Liabilities
Trade payables and accrued liabilities	$48,460	$41,295
Income taxes payable	506	696
Unearned revenue and advance payments	22,671	24,358
Operating lease liabilities	—	64,395
Senior and other debt, net	411,141	378,297
Fair value of bifurcated derivatives in Convertible Note	19,782	26,147
Deferred tax liabilities	38,711	46,725
Total liabilities	541,271	581,913

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 30,471,406 shares issued and outstanding at June 30, 2019 and 30,625,781 at March 31, 2020, respectively	3	3
Additional paid-in capital	183,933	183,282
Accumulated other comprehensive loss	(18,755)	(23,373)
Accumulated deficit	(28,744)	(20,977)
Total General Finance Corporation stockholders’ equity	176,537	179,035
Equity of noncontrolling interests	504	504
Total equity	177,041	179,539
Total liabilities and equity	$718,312	$761,452

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income (loss) on a consolidated basis and from operating income (loss) for our geographic segments (in thousands):

	Quarter Ended March 31,		Nine Months Ended March 31,
	2019	2020	2019	2020
Net income (loss)	$ (332)	$ (8,625)	$ (12,702)	$ 7,767
Add (deduct) —
Provision for income taxes	1,429	3,715	5,056	9,969
Change in valuation of bifurcated derivatives in Convertible Note	1,131	11,259	22,829	6,365
Foreign exchange and other	3	2,096	3,296	2,405
Interest expense	10,207	5,981	27,700	20,235
Interest income	(27)	(153)	(108)	(519)
Depreciation and amortization	10,998	8,712	32,256	26,930
Share-based compensation expense	655	647	1,996	2,015
Refinancing costs not capitalized	58	--	506	--
Adjusted EBITDA	$ 24,122	$ 23,632	$ 80,829	$ 75,167

	Quarter Ended March 31, 2019				Quarter Ended March 31, 2020
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$ 3,124	$ 10,862	$ (91)	$ (1,596)	$ 4,417	$ 10,945	$ 385	$ (1,378)
Add -
Depreciation and amortization	4,733	6,353	101	4	3,132	5,660	99	3
Share-based compensation Xexpense	160	95	7	393	196	108	9	334
Refinancing costs not capitalized	58	-	-	-	-	-	-	-
Adjusted EBITDA	$ 8,075	$ 17,310	$ 17	$ (1,199)	$ 7,745	$ 16,713	$ 493	$ (1,041)
Intercompany adjustments				$ (81)				$ (278)

	Nine Months Ended March 31, 2019				Nine Months Ended March 31, 2020
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$ 8,977	$ 40,692	$ 518	$ (4,520)	$ 11,766	$ 38,676	$ 358	$ (4,761)
Add -
Depreciation and amortization	13,906	18,608	304	16	10,141	17,029	297	9
Share-based compensation Xexpense	544	257	19	1,176	562	343	27	1,083
Refinancing costs not capitalized	58	448	-	-	-	-	-	-
Adjusted EBITDA	$ 23,485	$ 60,005	$ 841	$ (3,328)	$ 22,469	$ 56,048	$ 682	$ (3,669)
Intercompany adjustments				$ (174)				$ (363)